Exhibit 11

                     COMPUTATION OF EARNING PER COMMON SHARE
                                   (unaudited)

                                               For the three months
                                                     ended
                                                  December 31
                                         -------------------------------
                                             1998                1997
                                         -----------         -----------
Basic Earnings per share:
Net income (loss)                        $    11,804         $    (9,820)
Less Cumulative Preferred Stock
   Dividends                                  31,250                --
                                         -----------         -----------
Income available to Common
   Stockholders                              (19,446)             (9,820)
                                         -----------         -----------

   Weighted-average number of
     common shares outstanding             7,650,090           6,784,390
                                         -----------         -----------

Basic Earnings per share                 $      --           $      --
                                         -----------         -----------

Diluted Earnings per share (Note)        $      --           $      --
                                         -----------         -----------


Note

         For the three-month periods ended December 31, 1998 and 1997, diluted EPS does not include the assumed conversion of option, warrants and preferred stock due to an antidilutive impact.